Exhibit 4.1.2

SUPPLEMENTAL INDENTURE IN RESPECT OF GUARANTEE

SUPPLEMENTAL INDENTURE, dated as of December 13, 2013 (this “Supplemental Indenture”), among Axis Logistic Services, Inc., a Delaware corporation (“Axis”), Jack Cooper Rail and Shuttle, Inc. (“Rail”), Jack Cooper CT Services, Inc. (“CT” and collectively along with Axis and Rail, the “Guarantors”), Jack Cooper Holdings Corp., a Delaware corporation (the “Issuer”) and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are parties to an Indenture, dated as of June 18, 2013 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 9.25% Senior Secured Notes due 2020 of the Issuer (the “Notes”);

WHEREAS, Section 11.8 of the Indenture provides that the Issuer is required to cause the Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantors shall guarantee the Notes pursuant to Guarantees on the terms and conditions set forth herein and in Article XI of the Indenture;

WHEREAS, each Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Issuer;

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder; and

WHEREAS, all things necessary to make this a legal, valid and binding agreement of the Issuer have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Issuer and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.                                      Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.                                      Agreement to Guarantee.  Each Guarantor hereby agrees, jointly and severally with all other Guarantors, fully and unconditionally, to guarantee the Notes and the obligations of the Issuer under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

3.                                      Termination, Release and Discharge.  Each Guarantor’s  Guarantee shall terminate and be of no further force or effect, and each Guarantor shall be released and discharged from all obligations in respect of its Guarantee, only as and when provided in Section 11.6 of the Indenture.

4.                                      Parties.  Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each Guarantor’s Guarantee or any provision contained herein or in Article XI of the Indenture.

5.                                      Governing Law.  THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE GUARANTEES AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT

MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  THE ISSUER AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE GUARANTEES AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE ISSUER AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY HOLDER OF THE NOTES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ISSUER OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

6.                                      Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

7.                                      Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.                                      Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AXIS LOGISTIC SERVICES, INC., as Guarantor

By:	/s/ Michael Scott Testman
Name: Michael Scott Testman
Title: Chief Financial Officer

JACK COOPER RAIL AND SHUTTLE, INC., as Guarantor

By:	/s/ Michael Scott Testman
Name: Michael Scott Testman
Title: Chief Financial Officer

JACK COOPER CT SERVICES, INC., as Guarantor

By:	/s/ Michael Scott Testman
Name: Michael Scott Testman
Title: Chief Financial Officer

JACK COOPER HOLDINGS CORP.

By:	/s/ Michael Scott Testman
Name: Michael Scott Testman
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President